UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 20, 2009

ALLIANCE RESOURCE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware		73-1564280
(State or other jurisdiction of incorporation or organization)	Commission File No.: 0-26823	(IRS Employer Identification No.)

1717 South Boulder Avenue, Suite 400, Tulsa, Oklahoma 74119

(Address of principal executive offices and zip code)

(918) 295-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On August 20, 2009, the Tennessee Valley Authority (“TVA”) and Alliance Coal, LLC (“Alliance Coal”), a subsidiary of Alliance Resource Partners, L.P. (the “Partnership”), entered into a Contract for Purchase and Sale of Coal (the “Agreement”), pursuant to which, Alliance Coal has agreed to sell to TVA, and TVA has agreed to purchase, five million tons of coal annually beginning January 1, 2010 and continuing through 2016, with the possibility of extension through 2023. The Partnership currently sells TVA approximately three million tons per year pursuant to coal supply agreements that will be superseded or replaced by the Agreement. Each party has a one-time option to reduce the annual quantity by one million tons beginning with tons shipped in 2012. Pricing for the coal is subject to annual adjustments as provided in the Agreement. The coal will be delivered from various Alliance Coal mines in the Illinois Basin for use in TVA’s Paradise, Widows Creek, and Shawnee Power Plants.

Other terms and conditions of the Agreement include: provision for excuse of performance if due to force majeure events beyond a party’s control and not due to its own negligence; coal quality standards including specific standards for British thermal units, moisture, ash, sulfur, and chlorine; sampling and analysis in accordance with ASTM standards; remedies for failure to meet specified quality standards that include price adjustments and rejection or suspension of shipments; and price adjustment provisions including annual increases or decreases, an annual price reopener, within a specified range, affecting one million tons annually, and changes due to governmental impositions. The Agreement also includes provisions allowing one or both of the parties to terminate as to all or part of the contract quantity prior to the end of the term in certain defined instances, including circumstances involving extended periods of suspended or reduced performance due to force majeure events or other excuse; repeated and unremedied coal quality failures; price increase beyond specified levels due to governmental impositions; the coal prevents the receiving plants from operating in conformance with design capabilities; a change in environmental law prevents use of the coal consistent with environmental requirements or an administrative, regulatory, or judicial order; and defaults in performance that are not or cannot be cured timely.

The Partnership provided a guaranty in favor of TVA which guarantees prompt payment when due of all amounts owed by Alliance Coal under the Agreement.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1	Alliance Resource Partners, L.P. press release dated as of August 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Alliance Resource Partners, L.P.

By:	Alliance Resource Management GP, LLC,
its managing general partner

By:	/s/ Joseph W. Craft III
Joseph W. Craft III
President and Chief Executive Officer

Date: August 26, 2009

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